Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G (including amendments thereto) is being filed on behalf of each of the undersigned.

July 9, 2019		FarmNet Limited

	By:	/s/ Yefang Zhang
Director

July 9, 2019		/s/ Yefang Zhang
Yefang Zhang

July 9, 2019		/s/ Zhengyu Wang
Zhengyu Wang